  Exhibit 10.1

Linde plc
Annual Variable Compensation Plan
Effective January 1, 2019

TABLE OF CONTENTS

Section 1: Purpose

Section 2: Definitions

Section 3: Administration

Section 4: Variable Compensation Payments

Section 5: Payment of Variable Compensation Payments

Section 6: Termination of Employment

Section 7: General Provisions

Section 8: Amendment, Suspension, or Termination

Section 9: Effective Date and Duration of Plan

Linde plc
Annual Variable Compensation Plan
Effective as of January 1, 2019

Section 1: Purpose

The purpose of the Plan is to: (a) provide incentives and rewards to certain employees who are Executive Officers of the Company or who are in a managerial, administrative, professional or policy-making capacity for the Company; (b) assist the Company in attracting, retaining, and motivating employees of high caliber and experience to deliver strong business results in line with shareholder expectations; (c) support a performance-driven culture; and (d) make the Company’s compensation program competitive with those of other major employers.

Section 2: Definitions

2.1         “Board” shall mean the Board of Directors of Linde plc.

2.2         “Chief Executive Officer” or “CEO” shall mean the Chief Executive Officer of Linde plc.

2.3         “Committee” shall mean the Compensation Committee of the Board.

2.4         “Company” shall mean Linde plc and such of its subsidiary companies as shall be designated by the Committee to participate in the Plan.

2.5         “Department” shall mean the Corporate Human Resources Department of Linde plc.

2.6         “Executive Officer” shall mean an individual who, for all or any portion of the Plan Year, was subject to Section 16 reporting requirements under the U.S. Securities Exchange Act of 1934.

2.7         “Eligible Position” shall mean (i) a position as an Executive Officer, unless otherwise determined by the Committee, or (ii) another position in the Company in which an employee acts in a managerial, administrative, professional or policy-making capacity and which the CEO designates as an Eligible Position pursuant to Section 3.1

2.8         “Participant” shall mean an employee of the Company who occupies an Eligible Position.

2.9         “Plan” shall mean this Linde plc Annual Variable Compensation Plan, as may be amended from time to time.

2.10       “Plan Year” shall mean the calendar year, or part thereof in the event the Plan is in effect only for part of a calendar year.

2.11       “Variable Compensation Payment” shall mean the amount of the annual payment, if any, under the Plan determined in accordance with procedures authorized by the Committee to be payable to a Participant for a Plan Year. Notwithstanding any provision in this Plan or such Committee-authorized procedures to the contrary, in determining the amount of a Participant’s Variable Compensation Payment for a Plan Year, if any, the Committee (with regard to any Executive Officer) and the CEO or the Department (with regard to all other Participants) shall have the discretion to increase such payment, subject to any maximum determined in accordance with any applicable guidelines or any other Company plan or policy or reduce such payment to any amount, including zero, prior to the payment date of such Variable Compensation Payment. The Variable Compensation Payment payable to a Participant for a Plan Year, if any, is determined in accordance with the applicable guidelines and any other applicable Company plan or policy. A Participant’s selection to receive a Variable Compensation Payment for a Plan Year shall in no way entitle him or her to receive, or otherwise obligate the Company, the Committee, the CEO or the Department to award such Participant, any Variable Compensation Payments with respect to any future Plan Year. The designation of a position (excluding a position as an Executive Officer) as an Eligible Position shall in no way obligate the CEO or the Committee to designate such position as an Eligible Position, or entitle the person occupying such Eligible Position to occupy any Eligible Position, with respect to any future Plan Year.

Section 3: Administration

3.1         The Plan shall be administered by the Committee, which shall have full power and authority to exercise all of the powers granted to it under the Plan; construe, interpret and implement the Plan; establish, amend, and rescind guidelines and administrative regulations to further the purpose of the Plan; establish and amend performance goals or objectives or other criteria for Variable Compensation Payments; select or authorize the selection criteria of Participants (including adding and removing Participants during the Plan Year); determine and authorize Variable Compensation Payments; and make all determinations, and take any other actions, necessary or advisable to administer the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. The Committee’s decisions, actions, and interpretations regarding the Plan shall be in its discretion and shall be final and binding upon all Participants. The Committee may delegate its duties, powers and authority in whole or in part to the Department or any individual or individuals, including the CEO. Except as specifically provided to the contrary, references to the Committee include the Department and any individual or individuals to whom the Committee has delegated some or all of its duties, powers and authority hereunder.

3.2         No member of the Committee and no employee of the Company shall be liable for anything done or omitted to be done by him or her, by any other member of the Committee, or by any employee of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct (as determined by a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal) or as expressly provided by statute. The Company shall indemnify and hold each member of the Committee and each other director or employee of the Company or of any of its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan.

Section 4: Variable Compensation Payments

4.1         All Variable Compensation Payments shall be payable in cash.

4.2         For each Plan Year, the Committee will determine the Variable Compensation Payments for Executive Officers and shall determine the Company performance payout factor to be applied to the aggregate amount of Variable Compensation Payments to be paid to other Participants. Such determinations shall be based upon an evaluation of performance of the Company (or any subsidiary or business line or unit thereof) against the performance goals or objectives or other criteria as were established for the Company (or any subsidiary or business line or unit thereof) for such Plan Year and may be subject to adjustment as determined by the Committee in its discretion.

4.3         In addition, in determining the amount of the Variable Compensation Payment made to each Participant, the Committee or the Department, or its delegate, as applicable, shall consider the extent to which a Participant achieves, during a Plan Year, individual measures of performance, if any, established for such Participant for such Plan Year.

Section 5: Payment of Variable Compensation Payments

5.1         Variable Compensation Payments to be made in respect of a Plan Year, if any, shall be made on or before March 15 of the year following the end of such Plan Year.

5.2         All Variable Compensation Payments shall be made subject to the terms and conditions of any (i) claw back, recapture or other similar policy or requirement of the Company (including any such requirement imposed under applicable law, rule or regulation), as in effect from time to time, and (ii) nondisclosure, nonsolicitation and noncompetition agreement, or other similar agreement, between the Participant and the Company.

Section 6: Termination of Employment

If a Participant’s employment with the Company is terminated during a Plan Year for any reason, the Committee, with respect to any Executive Officers, shall determine in its discretion whether the Participant shall be entitled to a Variable Compensation Payment for such Plan Year and the amount of any such Variable Compensation Payment. The Committee or its delegate shall establish guidelines with respect the treatment of Variable Compensation Payments in connection with the termination of employment of Participants who are not Executive Officers.

Section 7: General Provisions

7.1         A Participant may not assign a Variable Compensation Payment. Any attempted assignment shall be null and void. For purposes of this paragraph, any designation of, or payment to, a Beneficiary shall not be deemed an assignment.

7.2         Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

7.3         Each Participant will be solely responsible for any applicable taxes (including, without limitation, employment, income and any additional taxes), penalties and any interest thereon, that may be incurred in connection with the receipt any Variable Compensation Payment. The Company shall have the right to deduct or withhold from any Variable Compensation Payment any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

7.4         Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant’s right to receive a Variable Compensation Payment shall be no greater than the right of an unsecured general creditor of the Company. All Variable Compensation Payments shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such Variable Compensation Payments.

7.5         Nothing contained in the Plan shall give any Participant the right to continue in the employment of the Company or affect the right of the Company to discharge a Participant.

7.6         The adoption of the Plan shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, and such other arrangements may be either applicable generally or only in specific cases.

7.7         To the extent applicable, Variable Compensation Payments under the Plan are intended to be exempt from, or to comply with, Section 409A of the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder (“Section 409A”), and the Plan shall be interpreted, administered and construed accordingly. To the extent a Participant would be entitled to a Variable Compensation Payment under the Plan and such Variable Compensation Payment is deemed to constitute “deferred compensation” subject to Section 409A that, if paid or provided during the 6 months beginning on such Participant’s “separation from service” (within the meaning of Section 409A), would be subject to the additional tax under Section 409A because the Participant is a “specified employee” (within the meaning of Section 409A), such Variable Compensation Payment will be paid to the Participant on the earlier of the 6-month anniversary of the Participant’s separation from service or the Participant’s death.

7.8         The Plan shall be construed and governed in accordance with the laws of the State of Connecticut.

7.9         The Company shall take action it deems necessary or advisable for the purpose of conforming the Plan and any Variable Compensation Payment to any present or future law relating to plans of this or similar nature and to the administrative regulations and rulings promulgated thereunder.

Section 8: Amendment, Suspension, or Termination

Each of the Board and the Committee reserves the right to amend, suspend, or terminate the Plan at any time; provided, however, that any amendment, suspension or termination shall not adversely affect the rights of Participants to receive Variable Compensation Payments earned prior to such action.

Section 9: Effective Date and Duration of Plan

The Plan shall be effective beginning as of January 1, 2019 and shall continue in effect until terminated in accordance with Section 8.